EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

CONTACTS:

Blair Corporation	Carl Hymans
Larry Pitorak, Senior Vice President & CFO	G.S. Schwartz & Co
814-723-3600	212-725-4500
carlh@schwartz.com
BLAIR CORPORATION REPORTS FOURTH QUARTER RESULTS
WARREN, Pa., (February 16, 2007) — Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, today announced results for the fourth quarter and year ended December 31, 2006.
Net sales for the fourth quarter ended December 31, 2006 were $119.2 million, a decrease of $10.9 million or 8.4%, compared to the $130.1 million recorded for the fourth quarter of 2005. The decline in net sales is attributable to a 4.5% decrease in average selling prices along with a 4.1% reduction in unit volume. Average selling prices declined as the Company experienced higher than normal sales of products at lower price points and corresponding margins.
The Company reported net income of $5.9 million, or $1.56 per basic and $1.52 per diluted share, for the fourth quarter of 2006, compared to net income of $23.4 million or $6.02 per basic and $5.87 per diluted share reported for the fourth quarter of 2005.
In November, 2005, Blair sold its credit portfolio to a third party provider. Net income and earnings per share results for the fourth quarter and twelve months of 2006 reflect the impact of the transition from the Company managing its proprietary credit program to having a third party administer the Blair Credit program. Excluding the net results generated by the sale of the portfolio net income for the fourth quarter of 2005 would have been $5.8 million, or $1.49 per basic and $1.45 per diluted share.
Fourth quarter 2006 results reflect a decrease in general and administrative expenses of $7.4 million compared to fourth quarter 2005 levels, a 21.1% reduction. The reduction in expenses is primarily attributable to operational efficiencies, the elimination of prior year costs associated with Blair’s in-house credit program, and adjustments to several compensation plans that are based on reported results.
Fourth quarter 2006 results were adversely impacted by a 1.5% increase in cost of goods sold as a percentage of net sales over fourth quarter 2005 levels. This increase is due to an unfavorable change in sales mix and resulting lower average selling prices. Higher outbound freight expenses also contributed to the cost of goods increase. Advertising expenses for the fourth quarter of 2006 declined by $873,000 or 2.5% from the comparable quarter in 2005. However, advertising costs as a percent of net sales rose from 26.7% to 28.5% as a result of changes in the Company’s circulation program and lower than expected sales.
Interest expense for the fourth quarter was $819,000 lower than the fourth quarter of 2005. In 2005, the Company incurred higher interest expense which was associated with the financing of its $185 million tender offer.
Net sales for the year ended December 31, 2006 were $426.4 million, compared to $456.6 million reported for the year ended December 31, 2005. This $30.2 million decrease in net sales is primarily attributable to a 6% decline in average selling prices. In 2006, the Company’s merchandising program included an assortment that was not as balanced with the historical variety of fashions, styles and price points that our customers were accustomed to expect. This imbalance reduced response rates and adversely impacted 2006 sales and profitability. 2006 sales were also adversely impacted by lower proprietary credit sales and the mid-year termination of Blair’s traditional letter mailing channel. Unit sales volume for 2006 approximated 2005 levels.
Net income and earnings per share for the year ended December 31, 2006, were $216,000, or $0.06 per basic and diluted share, compared to $31.5 million, or $4.79 per basic share and $4.71 per diluted share, reported for the year ended December 31, 2005. Excluding the net results generated by the November 2005 sale of the credit portfolio, net income for the year ended 2005 would have been $7.5 million, or $1.14 per basic and $1.12 per diluted share.
General and administrative expenses for 2006 decreased by $18.7 million from $135.6 million to $116.9 million compared to 2005. This reduction is primarily due to restructuring efforts to generate operational efficiencies, elimination of prior year costs associated with Blair’s in-house credit program, costs incurred in August of 2005 for the tender offer, and adjustments to several compensation plans that are based on reported results.
Results were also adversely affected by an increase in advertising costs of $6.8 million or 5.7% for 2006 compared to 2005. The increase in these costs reflects higher levels of circulation and higher postage costs associated with the delivery of catalogs to customers.

Blair’s e-commerce channel generated $19.9 million and $93.7 million in net sales for the fourth quarter and twelve months of 2006 respectively, compared to $21.9 million and $86.1 million for the fourth quarter and twelve months of 2005.
Web site traffic for full-year 2006 increased 18.6% over 2005 levels, while web site conversion rates and average order values remained steady. Revenue resulting from investments in keyword searches rose over 60% above 2005 levels and revenue from natural search has nearly doubled following an intensive web site optimization project.
The year-over-year increase reflects our customer’s interest in migrating to Blair.com and the impact of user experience and technology initiatives designed to improve site functionality and increase conversion rates.
Al Lopez, President and Chief Executive Officer of Blair, said, “2006 was a difficult year with significant changes in the areas of merchandising, circulation, credit and staffing. The results for the fourth quarter reflect actions taken earlier in the year to improve operational efficiency.”
On Tuesday, January 23, 2007 Blair announced it had entered into a definitive merger agreement by which Appleseed’s Topco, Inc. a portfolio company of Golden Gate Capital, will acquire all of the outstanding shares of Blair Corporation common stock in an all cash transaction of $42.50 per share, or approximately $171.5 million. The Board of Directors of the Company has unanimously determined that the merger agreement is advisable and in the best interests of the Company’s stockholders and recommends that stockholders vote for the adoption of the merger agreement. The transaction, which is anticipated to close in the Spring of 2007, is subject to the approval of Blair’s shareholders and other closing conditions, including regulatory review. Under the agreement, Blair may solicit additional proposals for 30 days following January 23, 2007. The Board of Directors of Blair, with the assistance of its independent advisors, is soliciting proposals during this period. The agreement also includes provisions whereby Blair will not pay any dividends during the interim period from the signing of the agreement and its closing.
ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web site www.blair.com. Blair Corporation employs approximately 1,900 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $425 million, is publicly traded on the American Stock Exchange (Amex: BL). For additional information, please visit http://www.blair.com.
This release contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.
—Financial table follows—

Blair Corporation and Subsidiaries
Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Net sales	$119,178,875	$130,125,987	$426,425,708	$456,625,397
Other revenue	2,156,883	4,258,580	6,849,913	36,072,657

	121,335,758	134,384,567	433,275,621	492,698,054

Cost and expenses:
Cost of goods sold	51,202,099	54,008,149	190,831,333	204,121,644
Advertising	33,925,394	34,798,740	126,119,487	119,321,916
General and administrative	27,552,425	34,931,452	116,901,838	135,588,219
Provision for doubtful accounts	330,583	1,473,463	687,399	11,669,552
Gain on sale of receivables	-0-	(27,747,513)	-0-	(27,747,513)
Interest (income) expense, net	(426,220)	463,987	(1,292,447)	568,466
Other expense, net	308,097	236,233	477,801	46,833

	112,892,378	98,164,511	433,725,411	443,569,117

Income (loss) before income taxes	8,443,380	36,220,056	(449,790)	49,128,937

Income taxes provision (benefit)	2,518,000	12,804,000	(666,000)	17,583,000

Net income (loss)	$5,925,380	$23,416,056	$216,210	$31,545,937

Basic earnings (loss) per share based on weighted average shares outstanding*	$1.56	$6.02	$0.06	$4.79

Diluted earnings (loss) per share based on weighted average shares outstanding and assumed conversions*	$1.52	$5.87	$0.06	$4.71

Weighted average basic shares outstanding*	3,795,530	3,891,139	3,855,686	6,579,876

Weighted average diluted shares outstanding*	3,886,817	3,992,317	3,944,792	6,699,406
*The per share results for the fourth quarter and twelve months ended December 2005 reflect the reduction of weighted average shares outstanding resulting from Blair’s tender offer for the repurchase of 4.4 million outstanding shares on August 16, 2005.

Blair Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
	December 31	December 31
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$36,927,303	$53,099,129
Receivables, less allowances for doubtful accounts of $592,645 in 2006 and $158,471 in 2005	2,995,973	2,987,832
Inventories:
Merchandise	61,317,388	71,217,282
Advertising and shipping supplies	6,947,037	12,146,732

	68,264,425	83,364,014
Deferred income taxes	1,643,000	731,000
Prepaid expenses	2,575,795	2,781,777
Assets held for sale	700,000	1,236,071

Total current assets	113,106,496	144,199,823

Property, plant and equipment:
Land	548,817	998,817
Buildings and leasehold improvements	64,090,428	64,374,228
Equipment	75,408,270	75,001,965
Construction in progress	7,163,389	3,961,206

	147,210,904	144,336,216
Less allowances for depreciation	100,409,796	96,889,333

	46,801,108	47,446,883

Trademark	271,434	343,678
Other long-term assets	1,066,354	1,103,903

Total assets	$161,245,392	$193,094,287

Blair Corporation and Subsidiaries
Consolidated Balance Sheets — Continued

	(Unaudited)
	December 31	December 31
	2006	2005

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$17,826,858	$29,137,285
Advance payments from customers	1,113,744	1,873,803
Reserve for sales returns	5,974,000	4,602,000
Accrued expenses	11,083,565	20,994,747
Accrued federal and state taxes	3,674,168	6,782,444
Current portion of capital lease obligations	10,453	19,198

Total current liabilities	39,682,788	63,409,477

Capital lease obligations, less current portion	4,242	14,695

Deferred income taxes	1,676,000	2,582,000

Other long-term liability	-0-	679,720

Stockholders’ equity:
Common stock without par value:
Authorized 12,000,000 shares issued 10,075,440 shares (including shares held in treasury) — stated value	419,810	419,810
Additional paid-in capital	13,435,835	13,553,937
Retained earnings	329,745,101	334,023,925
Accumulated other comprehensive loss	(121,711)	(48,579)

	343,479,035	347,949,093
Less 6,228,623 shares in 2006 and 6,124,818 shares in 2005 of common stock in treasury — at cost	224,061,659	221,381,619
Less receivable and deferred compensation from stock plans	(464,986)	159,079

Total stockholders’ equity	119,882,362	126,408,395

Total liabilities and stockholders’ equity	$161,245,392	$193,094,287